EXHIBIT 99.1

Investor and Analyst Contact: Jeffrey S. Beyersdorfer (602) 286-1530	Media Contact: Gary Hanson (602) 286-1777

WESTERN REFINING AMENDS AND EXTENDS REVOLVING CREDIT AGREEMENT

EL PASO, Texas – April 11, 2013 – Western Refining, Inc. (NYSE:WNR) today announced the successful completion of an amendment and restatement of its revolving credit agreement.  The amended agreement, which is comprised of a syndicate of banks with aggregate commitments of $900.0 million, matures in April 2018.  Additionally, the amendment provides for a reduction in borrowing rates and increased covenant flexibility.

“We are very pleased with the execution of this transaction as we continue to strengthen our balance sheet.  The amendment provides Western increased financial flexibility which will allow us to continue to execute our business plan,” said Jeff Stevens, Western’s President and CEO. “This is a strong show of support from our lenders and we appreciate their continued confidence in Western.”

The amended terms of the agreement include revised borrowing rates.  Borrowings can be either base rate loans plus a margin ranging from 0.75% to 1.25% or LIBOR loans plus a margin ranging from 1.75% to 2.25%, subject to adjustment based upon the average excess availability.  The amendment also provides for a quarterly commitment fee ranging from 0.25% to 0.50% per annum, subject to adjustment based upon the average utilization ratio, and letter of credit fees ranging from 1.75% to 2.25% per annum payable quarterly, subject to adjustment based upon the average excess availability. The facility is used to fund general corporate purposes, including working capital needs and letter of credit requirements.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC acted as Joint Lead Arrangers and Joint Bookrunners of the facility.

Further details of the amended Revolving Credit Agreement will be more fully described in a current report on Form 8-K that the Company will file with the Securities and Exchange Commission.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes stand alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements.  The forward-looking statements contained herein include statements about future: strength of our balance sheet, increased financial flexibility and ability to execute our business plan.  These statements are subject to the general risks inherent in our business and reflect our current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.